EXHIBIT 99.1

NEWS RELEASE                                                   [GRAPHIC OMITTED]
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AT&T TO MERGE NETSTREAM, ITS BRAZILIAN OPERATION, WITH FIRSTCOM; WILL CREATE NEW
PUBLICLY TRADED COMPANY TO MARKET BROADBAND SERVICES TO BUSINESSES IN LATIN AMERICA

FOR RELEASE MONDAY, NOV. 1, 1999

         New York - AT&T today announced plans to form a new public company, to be named AT&T Latin America, that will merge the operations of Netstream, the competitive local exchange company AT&T is acquiring in Brazil, and FirstCom, a publicly traded company with competitive telecommunications operations in Chile, Colombia and Peru.

         AT&T, together with Promon Tecnologia, its Brazilian partner, will contribute Netstream and $70 million in cash. In exchange, AT&T will own approximately 60 percent of the stock in the company, Promon Tecnologia will own approximately 6 percent, and the former FirstCom shareholders will own approximately 34 percent on a fully diluted basis. Promon Tecnologia and the former FirstCom shareholders will own Class A shares of AT&T Latin America, and have one vote per share; AT&T will own Class B shares, and will have ten votes per share. AT&T Latin America expects to invest approximately $500 million over the next five years, and intends to apply for listing on the NASDAQ.

         The new company will provide state-of-the-art first-mile data and voice connectivity in major Latin American countries; it will establish a full range of business communications services in countries where it operates; and it will connect its customers to the new Concert, AT&T's global venture with BT.

         The new company will begin operation with more than 700 employees serving more than 1,600 business customers in major metropolitan areas in Brazil, Chile, Colombia and Peru with 73,500 kilometres

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(45,900 miles) of metropolitan fiber within these countries.

          "AT&T Latin America brings together high-speed local connectivity, cutting-edge technology and first-class services for business customers, extending AT&T's reach to key economic and business centers in the region," said John Zeglis, president of AT&T. "The opportunity for growth is manifest. Business communications services in South America are valued at $16 billion today, growing at a rate of 20 percent per year. Brazil, alone, accounts for over $8 billion of that market."

         Additional growth will come from the new company's relationship with AT&T Global Network Services (AGNS), the business - acquired from IBM - that offers professionally managed network services throughout the region. AT&T Latin America is expected to be a valued supplier to AGNS of telecommunications services, and to be a distributor of the services AGNS produces.

         FirstCom, headquartered in the US, is a Latin American emerging competitive local exchange carrier, traded on the NASDAQ. It has advanced IP-based networks and operations in five major economic centers in Chile, Peru, and Colombia.

         In August, AT&T announced that it would acquire Netstream from Promon Tecnologia. Netstream is a Brazilian emerging competitive local exchange carrier with operations in Sao Paulo, Rio de Janeiro and Belo Horizonte, with plans to expand its network to five additional cities in Brazil. The combined assets of FirstCom and Netstream will reach 70 - 80 percent of the business market in the four countries.

         Netstream offers advanced communications services to business customers over a network based on optical SDH technology. It has more than 700 customers, nearly 400 connected buildings, and more than 30,000 kilometers of fiber optics.

         Promon Tecnologia is one of Brazil's leading corporations, providing engineering solutions to the telecommunications, energy, petroleum, chemical, petrochemical, transportation and manufacturing industries.

          "AT&T Latin America will harness the power of first-mile broadband technology and the seamlessness of the Concert global network to enhance the delivery of advanced communications services, over one connection, to customers across South America's business centers," said John Haigh, president of AT&T's International Ventures organization. "It complements our overall global strategy extremely well."

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         Patricio Northland, currently CEO of FirstCom, will become CEO of AT&T
Latin America. He will report to a board of directors, which will consist of five AT&T executives and three independent directors. A native of Santiago, Chile, Northland is a successful entrepreneur with a strong telecommunications management track record. He has lived and worked in both the U.S. and Latin America for the past 19 years, and held top management positions at other leading telecommunications companies.

         The newly created AT&T Latin America's in-country operations will continue to be managed at the local level by the current leadership of FirstCom and Netstream, which will work closely with AT&T's International Venture organization and the new Concert.

         "FirstCom and Netstream's metropolitan backbone network, first-mile assets and next generation technology, coupled with AT&T's technology, brand, extensive customer base, and other strategic relationships, such as Concert, will make AT&T Latin America the region's premier telecommunications company," said Patricio Northland. "We will focus FirstCom's entrepreneurial spirit and AT&T's management best practices on meeting the advanced telecommunications needs of Latin American business customers with one-stop shopping, innovative, quality solutions and customer service."

         The transaction has been approved by both AT&T's and FirstCom's boards of directors, and is expected to close in the first quarter of 2000, subject to regulatory approval, applicable in-country laws, approval by FirstCom's shareholders, and the restructuring of certain of FirstCom's debt obligations.

         AT&T Latin America will be headquartered in Coral Gables, Florida, current headquarters of FirstCom and of AT&T's regional Caribbean and Latin American business.

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EDITOR'S NOTE:

AT&T will hold a media and analysts' teleconference call at 11 a.m. Eastern Standard Time (US). The call-in number for US callers is 1-800-230-1093. The call-in numbers for international callers are: 612-332-0720; 612-332-0820; and 612-332-0228.

The teleconference will be rebroadcast from 4 p.m. today until 11:59 p.m. Wednesday, Nov. 3. To listen, US callers can dial 1-800-475-6701, access code:
478936; international callers can dial 1-320-365-3844, access code: 478936.

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The foregoing are "forward-looking statements" which are based on management's beliefs as well as on a number of assumptions concerning future events made by and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T's control, that could cause actual results to differ materially from such statements. For a more detailed description of the factors that could cause such a difference, please see AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.